Global Acquisition Acquires Oak Ridge Micro-Energy

          Global Acquisition (GBAQ OTCBB) is pleased to announce the acquisition of all of the outstanding shares of Oak Ridge Micro-Energy, Inc., a private company, in exchange for shares of Global Acquisition.

Oak Ridge Micro-Energy owns the rights to acquire a license from Oak Ridge National Laboratory (ORNL), a multi-program service and technology laboratory managed by UT Battelle LLC for the U.S. Department of Energy. Oak Ridge Micro-Energy's license pertains to electrically and solar rechargeable thin-film lithium batteries that were discovered and invented by Dr. John B. Bates and his research team at Oak Ridge National Laboratories. Compared to a conventional coin-cell battery that is several millimeters thick, thin-film batteries are less than 15 micrometers thick (0.0006 inches, about the thickness of Saran Wrap).

Dr. Bates was employed by ORNL for nearly 30 years and left ORNL recently to form Oak Ridge Micro-Energy with a plan to commercialize these batteries. Dr. Bates invented or co-invented 11 patents, authored or co-authored 60 articles, and wrote three book chapters in the field of rechargeable thin-film lithium batteries while at ORNL. Awards and honors include; the 1996 Lockheed-Martin Energy Systems Inventor of the year, 1996 R&D 100 Award (Thin-Film Battery) ORNL, Technical Achievement Award, 2000 Electrochemical Society Battery Research Award. Through his scientific achievements Dr. Bates is internationally recognized as the foremost authority in thin-film battery technology.

The target markets for thin-film batteries include: semiconductor and computer manufacturers, radio frequency tags, sensors, implantable medical devices, inventory control, military and Government national security needs. The license and patents from ORNL will satisfy these markets.

Dr. Bates will become a director and the CEO and CTO of Global Acquisition. Current plans include staffing a highly qualified team of scientists and engineers to implement the battery into designated target markets subject to raising the required financing.

While many future applications for the thin-film battery have yet to be identified, Global Acquisition and Oak Ridge Micro-Energy are extremely excited as to the needs for its use today.